FIRST AMENDMENT TO MASTER SERVICES AGREEMENT


This First Amendment (this "Amendment") to the Master Service Agreement is made and entered into as of the 4th day of December, 1997, by and among Aetna U.S. Healthcare Inc., on behalf of itself and all of its applicable affiliates ("Aetna USHC")(other than Human Affairs International, Incorporated ("HAI") and its subsidiaries), Magellan Health Services, Inc. ("Magellan") and HAI.

                                   WITNESSETH:

WHEREAS, Aetna USHC, Magellan and HAI have entered into a Master Service Agreement dated as of August 5, 1997 (the "Agreement"); and

WHEREAS, Aetna USHC, Magellan and HAI desire to amend the Agreement in the manner set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.  Amendment to Subsection 7.B(ii) of the Agreement.

Subsection 7.B(ii) of the Agreement is hereby amended to read, in its entirety, as follows:

(ii) "Base Members" shall mean (a) with respect to Tranche 1 Members, the Tranche 1 Members as of September 30, 1997 and (b) with respect to Tranche 2 Members, the Tranche 2 Members as of September 30, 1997; provided, however, that with respect to Members whose Plan requires the selection of primary care physicians but who have not done so ("1111 Members"), all 1111 Members in a Plan being serviced by Contractor as of September 30, 1997, except for 1111 Members in a Plan written on the U.S. Healthcare platform in Georgia, will be included as Base Members with respect to Tranche 1 Members or Tranche 2 Members, as applicable, and all other 1111 Members will not be included as Base Members with respect to either Tranche 1 Members or Tranche 2 Members.

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2.   Amendment to Subsections 7.B(xi) and (xii) of the Agreement.

Subsections 7.B(xi) and (xii) of the Agreement are hereby amended to read, in their entirety, as follows:

(xi) Tranche 1 Members" shall mean Members for whom Contractor provides services in any of the following categories of products or services: Managed Choice, Managed Behavioral Health, and HMO (including conversions of individuals who are serviced only in the category referred to by Contractor as "Network" Members into Managed Choice, Managed Behavioral Health, and HMO Members, and including conversions of FPR, CHA or CHI Members (who were not FPR, CHA or CHI Members as of the Effective Date) into Managed Choice, Managed Behavioral Health or HMO Members, but not conversions of individuals who were FPR, CHA or CHI Members as of the Effective Date into such categories). Notwithstanding the foregoing, the first two hundred fifty thousand (250,000) individuals who were FPR, CHA or CHI Members as of the Effective Date who convert to Managed Choice, Managed Behavioral Health or HMO Members shall be counted as Tranche 1 Members but discounted at the rate of 75% for the first Contract Year of this Agreement and 50% thereafter (so that each such Member is deemed as only one-quarter or one-half Tranche 1 Member, respectively). After the first two hundred fifty thousand (250,000) such conversions from FPR, CHA or CHI Members to Managed Choice, Managed Behavioral Health or HMO Members, no further conversions from individuals who were FPR, CHA or CHI Members as of the Effective Date to Managed Choice, Managed Behavioral Health or HMO Members shall be included or deemed as Tranche 1 Members. In the event the names of any of the above service or product categories included in Tranche 1 Members are changed or any of the above services or products included in Tranche 1 Members are amended, changed or subdivided, the Member for whom Contractor provides such changed, amended or subdivided service or product shall continue to be a Tranche 1 Member if such Member would have otherwise continued to be a Tranche 1 Member notwithstanding the change, amendment or subdivision of such product or service.

(xii) "Tranche 2 Members" shall mean Members for whom Contractor provides products or services in the category of HMO (including conversions of individuals who are serviced only in the category referred to by Contractor as "Network" Members and including conversions of FPR, CHA, CHI, Managed Choice or Managed Behavioral Health Members (who were not FPR, CHA, CHI, Managed Choice or Managed Behavioral Health Members as of the Effective Date) into HMO Members, but not conversions of individuals who were FPR , Managed Choice, Managed Behavioral Health, CHA or CHI Members as of the Effective Date into HMO Members). Notwithstanding the foregoing, the first one million five hundred thousand (1,500,000) individuals who were FPR, CHA or CHI Members as of the Effective Date and who

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convert to HMO Members  shall be counted as Tranche 2 Members but  discounted at the rate of 50% (so that each such Member is deemed as only one-half Tranche 2 Member). Upon the first one million five hundred thousand (1,500,000) such conversions from FPR, CHA or CHI Members to HMO Members, no further conversions from individuals who were FPR, CHA or CHI Members as of the Effective Date to HMO Members shall be included or deemed as Tranche 2 Members. In the event the names of any of the above service or product categories included in Tranche 2 Members are changed or any of the above services or products included in Tranche 2 Members are amended, changed or subdivided, the Members for whom Contractor provides such changed, amended or subdivided services or products shall continue to be a Tranche 2 Member if such Member would have otherwise continued to be a Tranche 2 Member notwithstanding the change, amendment or subdivision of such product or service

3. Amendment to Subsection 7.B of the Agreement.
Subsection 7.B is hereby amended by adding new Subsections 7.B(xiii) and (xiv) as follows:

(xiii) "CHA" shall mean the provision to Members of one or more of the products or services described in Schedule F-1 hereto, regardless of the name of such product or service and regardless of the identity of the affiliate of Contractor offering or providing such product or service.

(xiv)"CHI" shall mean the provision to Members of one or more of the products or services described in Schedule F-1 hereto, regardless of the name of such product or service and regardless of the identity of the affiliate of Contractor offering or providing such product or service.

4. Amendment to Subsection 7.E of the Agreement.

The second sentence of Subsection 7.E of the Agreement is hereby amended to read, in its entirety, as follows:

During the 60-day period following expiration of each Contract Year, the Operating Committee shall endeavor to agree upon and submit to Aetna USHC and Contractor a proposed Tranche 1 Statement and Tranche 2 Statement.

5. Amendment to Subsection 7.G of the Agreement.

Subsection 7.G of the Agreement is hereby amended to read, in its entirety, as follows:


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     G.   Except pursuant to Section 7.H of this  Agreement,  from the Effective
          Date until the end of Contract Year ending 2002, Aetna USHC agrees not to utilize any vendor for servicing of any FPR Members serviced by Contractor (other than any FPR Members covered by Plans acquired by Aetna USHC or one of its affiliates through purchase of stocks or assets, or merger, consolidation or joint venture with another entity, or any other similar transaction). Except pursuant to Section 7.H of this Agreement, from the Effective Date until the end of the Contract Year ending 2002, Aetna USHC agrees not to utilize any vendorfor servicing HMO Members or Managed Choice Members until such time as Contractor (including any of its Affiliates) has been paid the first two and one-half million New Members (as defined below) under the
          applicable  Vendor  Contracts.   Notwithstanding  the  foregoing,  the
          Parties agree that this Section G shall not prohibit Aetna USHC from having any Member (as defined in Section 19.B of this Agreement) serviced by any vendor pursuant to any provider arrangements with integrated delivery systems or any existing contractual commitment of Aetna USHC as of the Effective Date. "New Member" shall mean as of any relevant date of determination, the sum of (i) the number of HMO Members as of such date of determination minus the number of HMO Members as of September 30, 1997 (as determined under Subsection 7B(ii), as amended), whether positive or negative and (ii) the number of Managed Choice Members as of such date of determination minus the number of Managed Choice Members as of September 30, 1997 (as determined under Subsection 7.B(ii), as amended), whether positive or negative. Notwithstanding the foregoing, (a) each FPR, CHA or CHI Member as of September 30, 1997 who converts to a HMO or Managed Choice Member shall be discounted at the rate of 55% (so that each such Member is deemed as only 45% of one New Member), (b) Managed Behavioral Health Members as of September 30, 1997 who convert into HMO or Managed Choice Members shall not be counted as "New Members" and (c) each FPR, Managed Behavioral Health, CHA or CHI Member (who was not a FPR, Managed Behavioral Health, CHA or CHI Member as of September 30, 1997) who converts to a HMO or Managed Choice Member shall be counted as a New Member. This Section G shall not apply to any market in which Contractor is unable to serve Members (whether due to contractual, licensure, legal or regulatory restrictions or any other reason). Promptly following the expiration of each Contract Year, Aetna USHC will provide Contractor with a statement detailing the number of New Members as of the end of such Contract Year. In addition, when and if Aetna USHC knows that it has achieved 2,500,000
          New  Members  (as  described  herein),   Aetna  USHC  will  so  inform
          Contractor. During the exclusivity period described above, Aetna USHC agrees to use commercially reasonable best efforts to encourage its customers to be served by Contractor for Managed Behavioral Health services.



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6. Amendment to Subsection 7.H of the Agreement.

Subsection 7.H of the Agreement is hereby amended to read, in its entirety, as follows:

H.   Acquisitions/Right of First Offer

     (i) For purposes of this Subsection H, the following terms shall have the following meanings:

          a. Acquired Healthcare Entity means the acquisition by Aetna USHC of all or any portion of an HMO, health insurer or other managed care entity offering health care benefits.

          b. Behavioral Healthcare Business means an entity which is engaged, in whole or in part, in the provision or management of Behavioral Healthcare Services, including the ownership, leasing, operation, administration or management of an entity or facility which is engaged, in whole or in part, in the provision or management of Behavioral Healthcare Services.

          c. Behavioral Healthcare Services means the provision of mental health and substance abuse utilization management, network management, care management or EAP services for and on behalf of an entity or healthcare plan (including self-insured plans) for a fee (or other direct or indirect financial benefit).

     (ii) Within twenty (20) days following the closing of an acquisition by Aetna USHC or any of its Affiliates of an Acquired Healthcare Entity (whether through an acquisition of assets or stock, merger or consolidation, joint venture or other similar transaction) (or such later date as such information may be reasonably obtained or developed), Aetna USHC shall provide Contractor with written notice of such acquisition, which notice shall state whether the provision of Behavioral Healthcare Services for the Plans of the Acquired Healthcare Entity are performed, as of the acquisition date, by a vendor that is not an affiliate of the Acquired Healthcare Entity (including by a provider) (a "Third Party Vendor") or by a component of the Acquired Healthcare Entity itself or a combination thereof (in the latter case, the notice shall set forth in reasonable detail which categories of members covered by Plans of the Acquired Healthcare Entity are serviced by a Third Party Vendor and which members are serviced internally and the number of such members). If the number of members covered by the

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          Plans of the  Acquired  Healthcare  Entity are less than 750,000 as of the acquisition date or if more than (50%) of the members (as of the acquisition date) covered by the Plans of the Acquired Healthcare Entity which receive provision of Behavioral Healthcare Services do so through a Third Party Vendor, the provisions of Subsection X below shall apply; in all other cases, the provisions of Subsection Y below shall apply.

     (iii)The provisions of this Subsection H shall supersede the provisions of Subsection 7.G of this Agreement with respect to members of Plans of an Acquired Healthcare Entity.

          X. (i) Within twenty (20) days of the closing of an applicable acquisition by Aetna USHC or any of its Affiliates of an Acquired Healthcare Entity (or such later date as such information required in connection with Subsection (ii) above may be reasonably obtained or developed), Aetna USHC shall provide Contractor with written notice of its election either (a) to cause the Behavioral Healthcare Services that are currently performed by or for the Acquired Healthcare Entity to be performed by Contractor pursuant to the terms of this Agreement at rates determined in accordance with the methodology provided for in Section 6 hereof (as if such services constituted a "new Plan" under subparagraph (a) of Subsection 6.C of this Agreement) as further described in Subsection (ii) below (the "Status Quo Election"); or (b) to conduct an auction for such services in the manner set forth in Subsections (iii) and (iv) below (the "Auction Election"). Aetna USHC shall have the option of either
               (x) making a single Status Quo Election or Auction Election for the entire Acquired Healthcare Entity or (y) subject to the proviso below, making separate Status Quo Elections or Auction Elections for individual divisions, units or legal entities within the Acquired Healthcare Entity or (z) subject to the proviso below, making separate Status Quo Elections or Auction Elections for the individual Plans of the Acquired Healthcare Entity; provided, however, in the event that Aetna USHC intends to make separate elections under either subsection (y) or (z) above, and as a result of such election not all members of any product category (e.g., HMO or Managed Choice) of the Acquired Healthcare Entity would be wholly within either the Status Quo Election or the Auction Election (any such product category shall be referred to as a "Divided Product Category"), then the following sentence shall apply. With respect to each Divided Product Category (i) Aetna

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               USHC shall have the right to  designate  the number of members to be included in the Status Quo Election and (ii) the parties shall in good faith mutually agree on the apportionment (based upon the number determined in (i)) of the Divided Product Category so that the members included within the Status Quo Election represent a reasonable cross-section (considering factors such as historic utilization rates, historic care costs, historic revenue per member, contract terms, term and termination provisions, among other relevant factors) of the Divided Product Category. In the event the parties do not reach agreement of the matter referred to within subsection (ii) in the preceding sentence within 15 days following delivery of notice of the applicable Election, the matter shall be resolved in accordance with Section 13 of this Agreement, provided that the 60 day period referred to in the first sentence of Subsection 13.C shall be 10 business days for purposes of this provision. Notwithstanding the foregoing, Aetna USHC shall not be obligated to exercise either a Status Quo Election or an Auction Election with respect to any of the activities described in the Excluded Activities Schedule attached
               hereto  (the   "Excluded   Activities").   Consistent   with  the
               Non-Competition Covenant dated as of December 4,1997, Aetna USHC and the Acquired Healthcare Entity shall be free to conduct the Excluded Activities in any manner they deem appropriate following the closing of the acquisition of the Acquired Healthcare Entity.

          (ii) In the event Aetna USHC makes a Status Quo Election, the parties shall cooperate to ensure that the Behavioral Healthcare Services are provided by Contractor to the Acquired Healthcare Entity as soon as reasonably practicable, consistent with existing contractual obligations of the Acquired Healthcare Entity or Aetna USHC and subject to any necessary regulatory approvals. Contractor may defer implementation of the provision of such services up to ninety (90) days from the date of such election notice if it has operational constraints on its ability to perform the Behavioral Healthcare Services for the new Acquired Healthcare Entity. All members of Plans for which Behavioral Healthcare Services are performed as a result of a Status Quo Election shall be treated as new "Members" for purposes of
               Section 7 of this Agreement; provided, however, it is understood that this provision is not intended to modify the provisions of
               Section 7, including the annual and aggregate

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               maximum  payment  amounts  set forth  therein  for  Tranche 1 and
               Tranche 2 Payments.

          (iii)Within thirty (30) days of the date Aetna USHC makes an Auction Election, it shall provide Contractor with an offer (the "Offer") of proposed rates for providing the Behavioral Healthcare Services to all Members of Plans of the Acquired Healthcare Entity with respect to which the Auction Election is being made, consistent with existing contractual obligations of the Acquired Healthcare Entity and subject to any necessary regulatory approvals. The offer shall remain open for a period of not less than thirty (30) days (the "Offer Period"). During the Offer Period, Contractor and its representatives and agents shall be given reasonable access (subject to a confidentiality agreement between Aetna USHC and Contractor and subject to compliance with any confidentiality obligations of Aetna USHC or any of its Affiliates with entities other than the Acquired Healthcare Entity or the seller of the Acquired Healthcare Entity, provided that Aetna USHC shall exercise commercially reasonable best efforts to obtain a waiver of any such confidentiality obligations for this purpose) to the relevant books and records and personnel of the Acquired Healthcare Entity to review the relevant information on the Behavioral Healthcare Services. If, prior to the expiration of the Offer Period, Contractor notifies Aetna USHC in writing that it desires to accept the Offer, the parties shall, as promptly as practicable, negotiate in good faith a definitive agreement for the provision of such services. With the exception of the contingent payment provisions under this Section 7 (which shall not pertain) and the rate provisions (which shall reflect the Offer), the terms and conditions of the definitive agreement shall be substantially similar to the existing applicable Vendor Contract between Contractor and Aetna USHC.

          (iv) In the event the Offer Period expires for any Offer without Contractor notifying Aetna USHC that it desire to accept such Offer, Aetna USHC shall be free to solicit bids from third parties for the provision of Behavioral Healthcare Services for Plans of the Acquired Healthcare Entity. Contractor shall be entitled to participate in the bidding process. Aetna USHC shall otherwise be entitled to operate the bidding process in any manner it deems appropriate (including, without limitation, the ability to conduct

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               separate  auctions  for  individual  divisions,  units  or  legal entities with the Acquired Healthcare Entity or by Plan type or by geographical area) and for such period of time as it deems appropriate. Except as provided below in the penultimate sentence of this paragraph, in the event the terms of Contractor's final bid (if any) are in aggregate, better for Aetna USHC than all other bona fide bids, then Aetna USHC shall be obligated to choose Contractor as the winning bidder, and the parties shall, as promptly as practicable, negotiate in good faith a definitive agreement for the provision of such services. With the exception of the contingent payment provisions of this Section 7 (which shall not pertain) and the term and rate provisions (which shall reflect the Contractor's bid), the terms and conditions to the definitive agreement shall be substantially similar to the existing Vendor Contract between Contractor and Aetna USHC. In the event the terms of Contractor's final bid (if any) are not in aggregate better for Aetna USHC than all other bona fide bids, then Aetna USHC shall be free to enter into a contract for the provision of such services with any bidder on terms that are in the aggregate, better for Aetna USHC than Contractor's final bid. In the event Aetna USHC completes a bona fide auction and concludes, in good faith, that no bidder (including Contractor) has made a commercially reasonable offer for the services, consistent with then current market conditions, then Aetna USHC may provide such services internally until such time as it is able to obtain a commercially reasonable offer; provided, if Contractor believes in good faith that it has made a commercially reasonable offer for the services (notwithstanding Aetna USHC's conclusion otherwise), the matter shall, at Contractor's written request, be resolved in accordance with Section 13 of this Agreement. Other than as required by law, Contractor shall be prohibited from disclosing to any third parties the terms of this subsection H and the fact that it is participating in the bidding process.

          (v) It is understood and agreed that Aetna USHC may not be able to cause all customers of an Acquired Healthcare Entity who have elected Managed Behavioral Health carve-out services (or who elect to convert to such services) to enter into a business relationship with Contractor. In the event Aetna USHC makes a Status Quo Election or Contractor accepts an Offer or is the winning bidder in an Auction Election, Aetna USHC agrees to

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               make  commercially  reasonable  best  efforts  to  persuade  such customers to engage with Contractor.

          (vi) All members of Plans for which Behavioral Healthcare Services are performed as a result of an Auction election shall not be treated as "Members" for purposes of Section 7 of the Agreement.

     Y. (i) Within seventy-five (75) days following the closing of any applicable acquisition of an Acquired Healthcare Entity, Aetna USHC shall take or cause to be taken, all reasonably necessary action (consistent with existing contractual obligations of the Acquired Healthcare Entity and subject to any necessary regulatory approvals) to segregate (unless already segregated) the Behavioral Healthcare Business operations of the Acquired Healthcare Entity into a separate and distinct division or subsidiary (as segregated, the "BHB Component"). In segregating the BHB Component, Aetna USHC shall have the option (the "Put Option") of notifying Contractor that it intends to (a) discontinue certain services which were previously provided by the Acquired Healthcare Entity or by Third Party Vendors prior to the closing of the acquisition of the Acquired Healthcare Entity and (b) causing those services to be performed by Contractor pursuant to the terms of this Agreement at the rates determined in accordance with the methodology provided for in Section 6 hereof (as if such services constituted a "new plan" under subparagraph (a) of Subsection 6.C of this Agreement) as further described in Subsection (ii) below; provided, however, if as a result of such Put Option, not all Members of any product category (e.g., HMO or Managed Choice) of the Acquired Healthcare Entity would be wholly subject to the Put Option (any such product category shall be referred to as a "Divided Product Category"), then the following sentence shall apply. With respect to each Divided Product Category (i) Aetna USHC shall have the right to designate the number of Members to be included in the Put Option and
          (ii) the parties shall in good faith mutually agree on the apportionment (based upon the number determined in (i)) of the Divided Product Category so that the Members included within the Put Option represent a reasonable cross-section (considering factors such as historic utilization rates, historic care costs, historic revenue per member, contract terms, term and termination provisions, among other relevant factors) of the Divided Product Category. In the event the parties do not reach agreement of the

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          matter referred to within  subsection  (ii) in the preceding  sentence within 15 days following delivery of notice of the Put Option, the matter shall be resolved in accordance with Section 13 of this Agreement, provided that the 60 days period referred to in the first sentence of Subsection 13.C shall be 10 business days for purposes of this provision. Notwithstanding the foregoing, Aetna USHC shall not be obligated to segregate (or exercise its Put Option) with respect to any of the Excluded Activities. Consistent with the Non-Competition Covenant, Aetna USHC and the Acquired Healthcare Entity shall be free to conduct the Excluded Activities in any manner they deem appropriate following the closing of the acquisition of the Acquired Healthcare Entity.

     (ii) In the event Aetna USHC desires to exercise its Put Option, it shall provide Contractor with written notice of such intent within twenty
          (20) days following the closing of the acquisition of the Acquired Healthcare Entity, which notice shall specify in reasonable detail the services to be performed by Contractor, the Plans affected and the number of members involved. The parties shall then cooperate to ensure that the relevant services are provided by Contractor to the Acquired Healthcare Entity as soon as reasonably practicable, consistent with existing contractual obligations of the Acquired Healthcare Entity and subject to any necessary regulatory approvals. Contractor may defer implementation of that provision up to ninety (90) days from the date of the election notice if it has operational constraints on its ability to perform the Behavioral Healthcare Services for the Acquired Healthcare Entity. All members of Plans for which Behavioral Healthcare Services are performed as a result of a Put Option shall be treated as new "Members" for purposes of Section 7 of this Agreement; provided, however, it is understood that this provision is not intended to affect the payment methodology, including the annual and aggregate maximum payment amounts set forth in Section 7 for Tranche 1 and Tranche 2 Payments.

     (iii)Within seventy-five (75) days following the closing of an acquisition of an Acquired Healthcare Entity, Aetna USHC shall prepare (or cause to be prepared) a pro forma income statement (the "Pro Forma Income Statement") for the BHB Component for the twelve month period ending on the later of (a) the closing date of the acquisition and (b) the month end for which a pro forma

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          income  statement can  reasonably  be prepared..  The Pro Forma Income
          Statement shall be prepared on a basis which assumes that the BHB Component had operated separately over this twelve month period with separate contracts on such terms as Aetna USHC would be willing to put into place, including term and rates for providing or arranging the provision of Behavioral Healthcare Services to all Members covered by Plans of such Entity for the assumed term (the "Applicable Contract
          Rates"),   which  term  and  rates  shall  be  clearly   indicated  as
          assumptions in the Pro Forma Income Statement. The Pro Forma Income Statement shall include customary income and expense categories (including allocations of indirect services and overhead costs, which are intended to present the operations as if they operated on a stand-alone basis), and including Earnings Before Interest, Taxes, Depreciation & Amortization ("EBITDA").

     (iv) Within seventy-five (75) days following the closing of an acquisition of an Acquired Healthcare Entity, Aetna USHC shall offer (an "Offer"), or cause to be offered, to Contractor the right to purchase the BHB Component of the Acquired Healthcare Entity. The Offer shall include all material terms of the proposed sale including the purchase price and Applicable Contract Rates. Each Offer shall remain open for a period of not less than forty-five (45) days (the "Offer Period").

     (v) During the Offer Period, Contractor and its representatives and agents shall be entitled to conduct a due diligence review of the BHB Component and the Acquired Healthcare Entity, in order to evaluate the Offer, and shall be given reasonable access (subject to a confidentiality agreement between Contractor and Aetna USHC and subject to compliance with any confidentiality obligations of Aetna USHC or any of its Affiliates with entities other than the Acquired Healthcare Entity or the seller of the Acquired Healthcare Entity, provided that Aetna USHC shall exercise commercially reasonable best efforts to obtain a waiver of any such confidentiality obligations for this purpose) to the books and records and personnel of the Qualifying Entity and BHB Component, including the supporting information utilized to prepare the Pro Forma Income Statement of the BHB Component.


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



     (vi) If, prior to the expiration of the Offer Period, Contractor notifies Aetna USHC in writing that it desires to accept the Offer, the parties shall, as promptly as practicable, negotiate in good faith a definitive purchase agreement (which, other than the Applicable Contract Rates and other economic terms, shall contain substantially the same terms and conditions contained in the definitive purchase agreement pursuant to which Magellan acquired Contractor from Aetna
          USHC) and a definitive  vendor  contract,  on  substantially  the same terms and conditions (other than the rates which shall be the Applicable Contract Rates) as those contained in the existing applicable Vendor Contracts between Contractor and Aetna USHC.

     (vii)In the event that Contractor notifies (the "Non-acceptance Notice") Aetna USHC that it does not accept the Offer or the Offer Period expires for any Offer without Contractor notifying Aetna USHC that it desires to accept such Offer, Aetna USHC shall take, or cause to be taken, all commercially reasonable efforts to sell the BHB Component to a non-affiliate of Aetna USHC, provided, however, that the purchase price, rates for services and other material terms of any sale to a non-affiliate shall not be more favorable (viewed on an aggregate basis) to the third party than the purchase price, Applicable Contract Rates and other material terms set forth in the Offer to the Contractor (viewed on an aggregate basis). Magellan shall have the right to submit a bid in connection with any auction conducted to sell the BHB Component. If Aetna USHC (or its Affiliate, as applicable) does not enter into a definitive agreement with a third party with respect to the sale of the BHB Component by the end of the "Selling Period" (as defined below), then for a period of 45 days following the expiration of the Selling Period (the "Option Period"),Contractor shall have the option (the "Purchaser Option") to purchase the BHB Component on terms equal to the more favorable to Aetna USHC of (a) a purchase price equal to the fair market value of the BHB Component (assuming the Applicable Contract Rates and other material terms of the Offer apply), as determined by a mutually acceptable independent investment banking firm or (b) on terms equal to the most favorable terms to Aetna USHC (viewed on an aggregate basis) received during the Selling Period by Aetna USHC from a bona fide third party making a bona fide offer (the "Bona fide Offer") to purchase the BHB Component (an offer shall

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



          be considered a Bona fide Offer only if, among other things, the third party was willing to consummate the offer pursuant to its terms and that the information received from Aetna USHC upon which the offer was based was true and correct in all material respects). During the Option Period, Contractor and its representatives and agents shall be entitled to conduct confirmatory due diligence of the BHB Component subject to a confidentiality agreement. In the event Contractor notifies Aetna USHC in writing before the expiration of the Option Period that it desires to exercise its Purchaser Option, the parties shall negotiate in good faith a definitive purchase agreement (which shall contain substantially the same terms and conditions (other than with respect to rates and other economic terms) as contained in the definitive purchase agreement pursuant to which Magellan acquired Contractor from Aetna USHC) and a vendor contract charging the Applicable Contract Rates and for the term specified in the Offer (or, in the event there is a Bone Fide Offer that is more favorable to Aetna USHC than the fair market valuation, at the rates and for the term applicable to the Bona fide Offer) and including all Members covered by any Plan of the Acquired Healthcare Entity. For purposes of this Subsection (vi), the term "Selling Period" shall mean the period commencing upon the earlier of the receipt of the Non-acceptance Notice or the expiration of the Offer Period (the "Commencement Date") and continuing for 120 days following the Commencement Date, provided that the Selling Period shall continue for 150 days following the Commencement Date if Aetna USHC (or its Affiliate, as applicable) has entered into a letter of intent with a third party with respect to the sale of the BHB Component within 120 days following the Commencement Date.

     (viii) In the event that Aetna USHC (or its Affiliate, as applicable) enters into a definitive agreement during the Selling Period, for any BHB Component, and the purchase and sale contemplated by such definitive agreement is not consummated within six months of the date such agreement was executed (or for such longer period as any federal or state regulatory or antitrust approvals may be pending), then Contractor shall have a Purchase Option with respect to such BHB Component for 45 days following the expiration of such six month period (or longer) on the same terms as described above in Subsection
          (vii).

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



     (ix) In the event any state or federal regulatory or governmental entity prevents the sale to Contractor of the BHB Component (or any part thereof) or the sale of the BHB Component is not consummated because the conditions to closing set forth in the definitive purchase agreement are not satisfied or waived (other than the nonsatisfaction of a condition as a result of a breach by Aetna USHC of the purchase agreement), after reasonable good faith efforts to obtain such approvals or satisfy such conditions, then Aetna USHC shall be free to dispose of the BHB Component (or the relevant part thereof) or continue its operations in any manner Aetna USHC deems appropriate.

7. Amendment to Section 12 of the Agreement.

Section 12 is hereby amended by adding a new Subsection 12.C as follows:

C. HAI and Aetna USHC shall each have the right to audit and inspect at any time during normal business hours upon reasonable notice, (a) documents or information pertaining to verification of membership, in the possession of the other party, covered under this Agreement and the Vendor Contracts and (b) any documentation or information relevant to determinations under Subsection 6.C of this Agreement, in each case subject to a confidentiality agreement to be entered into between the parties.

8.    Miscellaneous.

a. All references in the Agreement to the "Agreement" and any other references of similar import shall henceforth mean the Agreement as amended by this Amendment. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement as amended by this Amendment.

b. Except to the extent specifically amended by this Amendment, all of the terms and conditions contained in the Agreement shall be and remain in full force and effect.

c. This Amendment shall be binding upon and inure to the benefit of Aetna USHC, Magellan and HAI and their respective successors and assigns.

d. In the event of any inconsistency or conflict between this Amendment and the Agreement, the terms, provisions and conditions of this Amendment shall govern and control.

e. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

AETNA U.S. HEALTHCARE INC.             MAGELLAN HEALTH SERVICES, INC.

By:  /s/ Daniel S. Messina             By:  /s/ Craig L. McKnight
     -----------------------               -------------------------------------
     Name: Daniel S. Messina               Name: Craig L. McKnight
     Title: Deputy CFO                     Title: Executive Vice President & CFO
     Date: December 4, 1997                Date: December 4, 1997


                                       HUMAN AFFAIRS INTERNATIONAL,
                                        INCORPORATED


                                       By:  /s/ Thomas M. Bendoratis
                                           -------------------------------------
                                           Name: Thomas M. Bendoraitis
                                           Title: Vice President & CFO
                                           Date: December 4, 1997


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